Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Burger King Worldwide, Inc.:

We consent to the incorporation by reference in the Registration Statements Nos. 333-182232 and 333-189501 on Form S-8 of Burger King Worldwide, Inc. of our report dated February 21, 2014, with respect to the consolidated balance sheets of Burger King Worldwide, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Burger King Worldwide, Inc.

(signed) KPMG LLP

February 21, 2014

Miami, Florida

Certified Public Accountants